Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2009, with respect to the consolidated financial statements and schedule of The Nielsen Company B.V. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 and for the period from May 24, 2006 through December 31, 2006 for the Successor and for the period from January 1, 2006 through May 23, 2006 for the Predecessor in the Registration Statement (Form S-4) and related Prospectus of Nielsen Finance LLC and Nielsen Finance Co. dated April 23, 2009.

/s/ Ernst & Young LLP

New York, NY

April 23, 2009